Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the BeiGene, Ltd. Third Amended and Restated 2016 Share Option and Incentive Plan and the Fourth Amended and Restated 2018 Employee Share Purchase Plan of our reports dated February 26, 2024, with respect to the consolidated financial statements of BeiGene, Ltd., and the effectiveness of internal control over financial reporting of BeiGene, Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 5, 2024